Exhibit 99.1

Moleculin Doses First Subjects in Phase 2 Portion of Clinical Trial Evaluating Annamycin in Combination with Cytarabine (Ara-C) for the Treatment of Acute Myeloid Leukemia (AML)

– Phase 1B portion of Phase 1B/2 study demonstrated preliminary CR/CRi rate of 33% (n=6)

– Annamycin has Fast Track Status and Orphan Drug Designation from FDA for the treatment of AML

HOUSTON, October 2, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat cancers and viruses, today announced the initial subjects have been treated in the Phase 2 portion of the Company’s Phase 1B/2 trial evaluating Annamycin in combination with Cytarabine (Ara-C) for the treatment of subjects with AML (MB-106).

Walter Klemp, Chairman and Chief Executive Officer of Moleculin commented, “This milestone marks an important step in advancing the development of Annamycin for the treatment of AML. Based on the positive preliminary results demonstrated in the Phase 1B portion of this trial, we continue to believe that Annamycin has the potential to be a meaningful treatment option for the treatment of AML. Our team is dedicated to building on the momentum and encouraging results to bring this study across the finish line and towards late-stage development.”

The Phase 1B/2 MB-106 trial is an open label trial that builds on the safety and dosage data from the two successfully concluded single agent Annamycin AML Phase 1 trials, MB-104 and MB-105, conducted in the U.S. and Europe, respectively.

As previously announced, Moleculin successfully and safely completed the Phase 1B portion of the trial at 230 mg/m2 of Annamycin in this combination study in August 2023. The total complete response (CR) or complete response with incomplete recovery of peripheral blood count (CRi) demonstrated in the Phase 1B portion of this combination trial was two out of six subjects or 33%. The median age of these subjects was 66 years of age. These data are preliminary and subject to change. In light of the safety and encouraging efficacy seen in the Phase 1B portion of this trial and the final (240 mg/m2) cohort of the MB-105 single agent trial, the safety review committee have concluded (and the Company concurs) that the Phase 2 portion will be conducted at the 230 mg/m2 level of Annamycin dosing.

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory AML and soft tissue sarcoma (STS) lung metastases and the Company believes it may have the potential to treat additional indications.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the US Food and Drug Administration (FDA) for the treatment of STS lung metastases and the treatment of relapsed or refractory AML. For more information about the MB-106 Phase 1/2 trial, visit clinicaltrialsregister.eu and reference EudraCT 2020-005493-10 or clinicaltrials.gov and reference NCT05319587.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Moleculin’s ability to continue the Phase 2 portion of the clinical trial on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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